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                                  Exhibit 5(a)

                           Form of Advisory Agreement


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                         NORTHSTAR ADVANTAGE ______ FUND

                          INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made this ____th day of May 1995, by and between NORTHSTAR ADVANTAGE ______ FUND, a Massachusetts business trust, (the "Fund") and NORTHSTAR INVESTMENT MANAGEMENT CORPORATION, a Delaware corporation (the "Adviser").

     The Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act").

     The Fund desires to retain the Adviser to render investment advisory services to the Fund, and the Adviser is willing to render such investment advisory services on the terms set forth below.

     The parties agree as follows:

     1. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services described, for the compensation provided, in this Agreement.

     2. Subject to the supervision of the Trustees, the Adviser shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase and retention and disposition of portfolio securities, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Fund's Prospectus and Statement of Additional Information (as defined below) subject to the following understandings:

          A. The Adviser shall provide supervision of the Fund's investments and determine from time to time what investments will be made, held or disposed of or what securities will be purchased and retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

          B. The Adviser shall use its best judgment in the performance of its duties under this Agreement.

          C. The Adviser, in the performance of its duties and obligations under this Agreement, shall (i) act in conformity with the Declaration of Trust, By-Laws, Prospectus


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and Statement of Additional Information of the Fund, with the instructions and directions of the Trustees and (ii) conform to and comply with the requirements of the Investment Company Act and all other applicable federal and state laws and regulations.

          D. (i) The Adviser shall determine the securities to be purchased or sold by the Fund and will place orders pursuant to its determinations with or through such persons, brokers or dealers to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus and Statement of Additional Information or as the Trustees may direct from time to time. In providing the Fund with investment supervision, the Adviser will give primary consideration to securing the most favorable price and efficient execution. The Adviser may also consider the financial responsibility, research and investment information and other services and research related products provided by brokers or dealers who may effect or be a party to any such transactions or other transactions to which other clients of the Adviser may be a party. The Fund recognizes that the services and research related products provided by such brokers may be useful to the Adviser in connection with its services to other clients.

               (ii) When the Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transactions, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          E. The Adviser shall maintain, or cause to be maintained, all books and records required under the Investment Company Act to the extent not maintained by the custodian of the Fund. The Adviser shall render to the Trustees such periodic and special reports as the Trustees may reasonably request.

          F. The Adviser shall provide the Fund's custodian on each business day information relating to all transactions concerning the Fund's assets.

          G. The investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.


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     3.  The Fund has delivered to the Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

          A. Declaration of Trust, as amended, as filed with the Secretary of the Commonwealth of Massachusetts (such Declaration of Trust, as in effect on the date hereof and as further amended from time to time, are herein called the "Declaration of Trust");

          B. By-Laws of the Fund (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

          C. Certified resolutions of the Trustees authorizing the appointment of the Adviser and approving this Agreement on behalf of the Fund;

          D. Registration Statement on Form N-lA under the Investment Company Act and the Securities Act of 1933, as amended from time to time (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission"), relating to the Fund and shares of beneficial interest of the Fund and all amendments thereto;

          E. Notification of Registration of the Fund under the Investment Company Act on Form N-8A as filed with the Commission and all amendments thereto; and

          F. Prospectus and Statement of Additional Information included in the Registration Statement, as amended from time to time. All references in this Agreement to the Prospectus and the Statement of Additional Information shall be to such documents as most recently amended or supplemented and in effect.

     4. The Adviser shall authorize and permit any of its directors, officers and employees who may be elected as trustees or officers of the Fund to serve in the capacities in which they are elected. All services to be furnished by the Adviser under this Agreement may be furnished through such directors, officers or employees of the Adviser.

     5. The Adviser agrees that all records which it maintains for the Fund are property of the Fund. The Adviser will surrender promptly to the Fund any such records upon the Fund's request. The Adviser further agrees to preserve such records for the periods prescribed in Rule 3la-2 under the Investment Company Act.

     6. (i) In connection with the services rendered by the Adviser under this Agreement, the Adviser will pay all of the following expenses:


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          (a)  the salaries and expenses of all personnel of the Fund and the
Adviser required to perform the services to be provided pursuant to this Agreement, except the fees of the trustees who are not affiliated persons of the Adviser; and

          (b) all expenses incurred by the Adviser or the Fund in connection with the performance of the Adviser's responsibilities hereunder, other than brokers' commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities transactions.

     7. In the event the expenses of the Fund for any fiscal year (including the fees payable to the Adviser but excluding interest, taxes, brokerage commissions, distribution fees and litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund's business) exceed the lowest applicable annual expense limitation established pursuant to the statutes or regulations of any jurisdictions in which shares of the Fund are then qualified for offer and sale, the compensation due the Adviser will be reduced by the amount of such excess, or, if such reduction exceeds the compensation payable to the Adviser, the Adviser will pay the Fund, whose expenses exceed such expense limitation, the amount of such reduction which exceeds the amount of such compensation.

     8. For the services provided and the expenses assumed pursuant to this Agreement, the Fund will pay to the Adviser as compensation a fee accrued daily and paid monthly at the annual rate of .75% of the Fund's aggregate average daily net assets.

     9. The Adviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Adviser nor its officers, directors, employees or agents or controlling persons shall be liable for any error or judgment or mistake of law, or for any loss suffered by the Fund in connection with or arising out of the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     10. This Agreement shall continue in effect for a period of two years from the date hereof and shall continue in effect thereafter for so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the Trustees of the Fund who are not interested persons of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Trustees of the Fund or the holders of a majority of the outstanding voting securities of the Fund; provided however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by a majority of the Trustees acting on behalf of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the


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Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party.

     11. This agreement shall terminate automatically in the event of its assignment; the term "assignment" for this purpose shall have the meaning defined in Section 2(a)(4) of the Investment Company Act.

     12. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser who may also be a trustee, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspect of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Adviser to engage in any other business or to render services of any kind to any other person or entity.

     13. During the term of this Agreement, the Fund agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer in any way to the Adviser, prior to use thereof and not to use such material if the Adviser reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt. In the event of termination of the Agreement, the Fund will continue to furnish to the Adviser such other information relating to the business affairs of the Fund as the Adviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

     14. This Agreement may be amended by mutual agreement, but only after authorization of such amendments by the affirmative vote of (i) the holders of the majority of the outstanding voting securities of the Fund and (ii) a majority of the members of the Trustees who are not interested persons of the Fund or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

     15. The Adviser and the Fund each agree that the names "Northstar" and "Advantage" are proprietary to, and property rights of, the Adviser. The Fund agrees and consents that (i) it will only use the name "Northstar Advantage" as part of its name and for no other purpose, (ii) it will not purport to grant any third party the right to use the name or any part of the name "Northstar Advantage" and (iii) upon the termination of this Agreement, the Fund shall, upon the request of the Adviser, cease to use the name "Northstar Advantage", and shall use its best efforts to cause its officers, trustees and shareholders to take any and all actions which the Adviser may request to effect the foregoing.


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     16.  Any notice or other communications required to be given pursuant to this Agreement shall be deemed to be given if delivered or mailed by registered mail, postage paid, (1) to the Adviser at Two Pickwick Plaza, Greenwich, CT 06830, Attention: Secretary; or (2) to the Fund, Two Pickwick Plaza, Greenwich, CT 06830, Attention: Secretary.

     17. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut. The terms "interested person", "assignment", and "vote of the majority of the outstanding voting securities" shall have the meaning set forth in the Investment Company Act.

     18. A copy of the Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Trustees of the Fund as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees or holders of shares of the Fund individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.



                         NORTHSTAR ADVANTAGE ______ FUND




Attest:                            By:
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                                       President


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                                 NORTHSTAR INVESTMENT MANAGEMENT
                                          CORPORATION


Attest:                             By:
          --------------------         ---------------------------------------
                                         Senior Vice President


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